Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 and related Prospectus (File No. 333-205124) dated July 1, 2015 of our report dated April 17, 2015, except for the subsequent events noted in Note 17, as to which the date is July 1, 2015, with respect to the financial statements of Conkwest, Inc., for the each of the two years ended December 31, 2013 and 2014, and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

July 1, 2015